                                                                    Exhibit 3.29


                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                         LAND O'LAKES FARMLAND FEED LLC

            THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is made and entered into as of this 1st day of September, 2000, by and between FARMLAND INDUSTRIES, INC. ("FII"), a cooperative corporation organized under the laws of Kansas, and LAND O' LAKES, INC. ("LOL"), a cooperative corporation organized under the laws of Minnesota.

                                    PREMISES

            WHEREAS, FII and LOL have caused Land O'Lakes Farmland Feed LLC (the "Company") to be formed as a limited liability company under the Delaware Limited Liability Company Act and do hereby adopt this Operating Agreement as the limited liability company agreement of the Company within the meaning of
Section 18-101(7) of the Act.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I
                                  ORGANIZATION

            1.1 Principal Office. The principal office of the Company shall be located at such place as the Managers, as hereinafter defined, may determine from time to time.

            1.2 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate of Formation for the Company (the "Certificate of Formation") or as shall be determined from time to time by the Managers and on file in the appropriate public offices of the State of Delaware pursuant to applicable provisions of law.


                                   ARTICLE II
                                   DEFINITIONS

            As used in this Agreement, capitalized terms shall have the meanings set forth in the Articles, Sections or Subsections referred to in the definitions appendix, attached hereto, and

            "Agreement" means this Operating Agreement, as amended from time to time.

            "Feed Business" means the business of (i) manufacturing and selling feed and feed ingredient products including specialty feed and pet foods to Members, cooperative members and patrons of Members, and others for retail resale or use in North American markets, and (ii) providing other goods and services to Members, members and patrons of Members, and others.

            "Members" means LOL, FII and the persons who are hereafter admitted as members of the Company in accordance with this Agreement until LOL, FII, or any such persons shall cease to be members of the Company pursuant to this Agreement.

            "Interest" means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under law, together with the obligations of such Member to comply with all of the terms and provisions set forth in this Agreement and under law.


                                   ARTICLE III
                        PURPOSE AND POWERS OF THE COMPANY

            The Company shall engage in the business of owning, operating and managing the assets and business of the Feed Business and in such other businesses as the Members may from time to time determine in accordance with the provisions of this Agreement. The Company shall have all powers and rights of a Delaware limited liability company as provided in the Delaware Limited Liability Company Act, as amended from time to time (the "Act").


                                   ARTICLE IV
                               TERM OF THE COMPANY

            The term of the Company shall be perpetual.


                                    ARTICLE V
                               COMPANY ACCOUNTING

            5.1 Fiscal Year. The fiscal and taxable year of the Company shall end on the last day of December of each year unless otherwise designated by the Members or otherwise required by the Code.

            5.2 Accounting Method. The Company books of account shall be maintained and its income, gains, losses, deductions and credits shall be reported, for financial and tax accounting purposes, on the accrual method of accounting, applied consistently and in accordance with generally accepted accounting principles.

            5.3 Books and Records.

                  Records. The Company shall keep at its principal office or, if none has been established by the Managers, at its registered office, the following:

            A current list of the full name and last known business or mailing address of each Member and Manager, both past and present;

            A copy of the Certificate of Formation, and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

            Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three (3) most recent years;

            Copies of this Agreement and copies of any financial statements of the Company for the three (3) most recent years;

            Minutes of all meetings of the Managers;

            Minutes of every annual and special meeting of the Members; and

            Any written consents obtained from the Members or Managers.

            5.4 Access. Each Member (or such Member's designated representative) shall have the right during ordinary business hours to inspect and copy (at such Member's own expense) all books and records of the Company (including all subsidiaries of the Company of which the Company owns a voting interest in excess of 50%).

            5.5 Reports. As soon as reasonably practicable after the end of each month and fiscal year of the Company, the Company shall cause to be prepared and delivered to each Member an income statement and balance sheet of the Company as of the end of such month or fiscal year. The financial statements of the Company for each fiscal year shall be compiled and audited by an independent public accountant retained by the Company.

            5.6 Tax Returns. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. Copies of all tax returns shall be furnished for review and approval by each Member at least fifteen (15) days prior to the due date for filing and reasonable efforts shall be made to avoid filing extensions.

            5.7 Section 754 Election. In the event a distribution of Company assets occurs which satisfies the provisions of Section 734 of the Code upon the decision of the Managers, the Company may elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's property to the extent allowed by such Section 734 and shall cause such adjustments to be made and maintained.

            In the event a transfer of an interest occurs which satisfies the provisions of Section 743 of the Code, upon the decision of the Managers, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's property to the extent allowed by such Section 743 and shall cause such adjustments to be made and maintained.

            5.8 Tax Matters Member. The Managers shall designate from time to time a Member to serve as the "Tax Matters Member" of the Company under the Code. The initial Tax Matters Member shall be LOL.

            5.9 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Managers and in the Company's name. Withdrawals therefrom shall be made only by persons authorized to do so by the Managers.


                                   ARTICLE VI
                                MEMBERS MEETINGS

            6.1 Meetings of Members, Place of Meetings. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by statute or by the Certificate of Formation. All meetings of the Members shall be held at the headquarters facilities of the Company or at such other place as shall be designated from time to time by the Managers and stated in the notice of the meeting or in a duly executed waiver of the notice thereof.

            6.2 Quorum. All Members shall constitute a quorum at all meetings of Members for the transaction of any business, except as otherwise provided under the Act, or in this Agreement.

            6.3 Special Meetings. Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by statute, and may be called by any Manager or by any Member as provided in Section 6.5 below.

            6.4 Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of Members of the Company may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote.

            6.5 Notice. Written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose for which the meeting is called, shall be delivered to each Member entitled to vote at such meeting not less than ten (10) days nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of any Manager or person calling the meeting. Notice to Members, if mailed, shall be deemed delivered as to any Member when deposited in the United States mail, addressed to the Member at its usual place of business or last known address, with postage prepaid.

            6.6 Waiver of Notice. When any notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice. By attending a meeting, a Member (a) waives objection to lack of notice or defect of notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting, and (b) waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the notice of the meeting unless the Member objects to considering the matter when it is presented.

                                   ARTICLE VII
                             MANAGEMENT AND CONTROL

            7.1 Election of Managers. Except as provided below, FII and LOL shall each have the right to designate two (2) Managers for the Company (each a "Manager" and collectively the "Managers"). Each Manager shall hold office until such Manager's successor has been designated by the Members by whom such Manager was designated or until such Manager's earlier death, resignation or removal. The initial managers appointed by FII shall be Bob Honse and Mike Sweat. The initial managers appointed by LOL shall be Duane Halverson and Jim Wahrenbrock.

            7.2 Vacancies. Any vacancies in the Manager positions designated and elected by a Member shall be filled by the election and designation by such Member of a replacement Manager.

            7.3 Removal of Managers; Resignations. The Manager designated and elected by a Member may be removed from such position at any time with or without cause, by the Member that elected and designated such Manager. A Manager may resign at any time upon giving thirty (30) days prior notice to all the other Managers.

            7.4 Powers of the Managers. The business and affairs of the Company shall be managed by or under the direction of the Managers. In addition to the powers and authority conferred upon them by this Agreement, the Certificate of Formation and the Act, the Managers collectively may exercise all of the powers of the Company and do all such lawful acts and things that are not by statute or by the Certificate of Formation or by this Agreement directed or required to be exercised or done by the Members. Notwithstanding the foregoing, the Managers, by reason of their being managers, are not agents of the Company and do not have any authority to take any actions or execute any instruments on behalf of the Company or otherwise act for or bind the Company.

            7.5 Voting Requirement. Each Manager shall have one vote on all matters to come before the Managers. A majority vote of the Managers is necessary in order for there to be a valid act or decision of the Managers, provided however, that in the event of a deadlock, excepting with respect to the matters set forth in Section __ hereof which shall require the unanimous vote of all Managers, the unanimous vote of the Managers appointed by LOL shall constitute a valid act and decision of all the Managers.

            7.6 Election of Chairman and President. The Managers at their first meeting shall select a Chairman to preside at that meeting.. The term of the Chairman shall be from the time he or she is elected until the election of his or her successor. The Chairman shall preside at meetings of the Managers and the Members. Subject to the direction of the Managers as herein provided, the management and operation of the Company shall be conducted in accordance with the Management Contract entered into as of the 31st day of August, 2000, between the Company and LOL as it may be amended from time to time. The initial President of the Company (the "President") shall be Robert DeGregorio. The initial Chief Financial Officer shall be Daniel Knutson and the initial Secretary shall be John Rebane. The Managers may elect their respective successors as they choose, who shall serve pursuant to the terms of the Management Contract.

            7.7 Powers of President. The President shall be responsible, subject to the Management Contract and to the direction and control of the Managers to the extent therein provided, for running the day-to-day business operations of the Company. Except as otherwise provided herein, the President, shall have authority to take any and all actions on behalf of the Company and, except to the extent otherwise required by the Act, if authorized by the Managers, may execute all bonds, notes, debentures, mortgages and other instruments and agreements for and in the name of the Company. Notwithstanding the foregoing, the actions taken by the Chairman or the President may be limited by action adopted unanimously by all Managers attending a duly called meeting at which at least one Manager is in attendance from each of LOL and FII .

            7.8 Notice of Meetings; Waiver of Notice.

                  Regular Meeting. Regular meetings of the Managers may be held without notice on a rotating basis from meeting to meeting at the headquarters offices of the Members, at such times as fixed by resolution adopted by all of the Managers or at such times and places either within or without the States of Missouri or Minnesota as shall from time to time be fixed by resolution adopted by all of the Managers. Any business may be transacted at a regular meeting.

                  Special Meetings.

            Special meetings of the Managers may be called at any time by any of the Managers. The place shall be at one of the Company's headquarters facilities as set forth in the notice, unless all of the Managers consent to another place.

            Written or printed notice of each special meeting of the Managers, stating the place, day and hour of the meeting and purpose or purposes thereof, shall be mailed to each Manager addressed to him at his residence or usual place of business at least ten (10) days before the day on which the meeting is to be held or shall be sent to him by telegram, facsimile or delivered to him personally, at least eight (8) days before the day on which the meeting is to be held. If mailed, such notice shall be deemed to be delivered when it is deposited in the United States mail with postage thereon addressed to the Manager at his residence or usual place of business. If given by telegraph, such notice shall be deemed to be delivered when it is delivered by the telegraph company. If given by facsimile, such notice shall be deemed to have been delivered when confirmation of receipt of the facsimile is printed by the sender's facsimile machine. The notice may be given by any person having authority to call the meeting.

                  Waiver of Notice. Whenever any notice is required to be given hereunder, a written waiver thereof, signed by the person entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular meeting of the Managers need be specified in any written waiver of notice, but the business to be transacted at, or the purpose of, any special meeting of the Managers shall be specified in any written waiver of notice.

            7.9 Meetings by Conference Telephone or Similar Communications Equipment. The Managers may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant hereto shall constitute presence in person at such meeting.

            7.10 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting if written consent thereto is signed by all of the Managers and such written consent is filed with the books and records of the Company.

            7.11 Compensation. The Managers may, by resolution, fix the compensation to be paid the Managers for serving as Managers of the Company and may, by resolution, provide for reimbursement of expenses incurred by Managers in attending such meetings. The Managers shall also fix the compensation to be paid to the President of the Company for acting in such capacity.

            7.12 Conflicts of Interest. As to any matter before the Managers in which a Member has a direct or indirect interest which is or may be material, the nature of that interest shall be disclosed to the other Managers and recorded in the minutes of the Managers' meeting or in a recital in an action by unanimous written consent. The Company shall not engage in any transaction or arrangement with a party affiliated with the Company or with any Member which is not on arms' length terms which are at least as favorable to the Company as similar terms obtainable from an unrelated party.

            7.13 Liability of Managers. Except in the case where the Managers are guilty of fraud, gross negligence, misconduct, reckless disregard of duty or a criminal act which is a felony, the Managers shall not be liable to the Company or any other Member for any loss, damage, liability or expense suffered by the Company or any other Member on account of any action taken or omitted to be taken by him as a Manager.

            7.14 Indemnification. Except as provided in Section 7.12 above, each Member and Manager shall indemnify and hold the Company and its Members harmless from and against any loss or damage incurred by it or them as a result of any agreement, contract, instrument, obligation or act legally binding the Company that was incurred or performed by such Member or Manager outside the scope of the authority granted to such Member or Manager pursuant to this Agreement.

            To the fullest extent permitted by law, each Manager, officer and employee of the Company (individually, an "Indemnitee") shall be indemnified, held harmless and defended by the Company from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement, incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company and by reason of the Indemnitee's status as a Manager, officer or employee of the Company regardless of whether the Indemnitee continues to be a Manager, officer or employee of the Company at the time any such loss, claim, damage, liability or other expense is paid or incurred if (i) the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, (ii) the Indemnitee's conduct did not constitute intentional misconduct or a material breach of the terms of this Agreement and (iii) the Indemnitee's conduct did not involve a transaction from which the Manager, , officer or employee of the Company derived an improper personal benefit. The termination of any action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to the standards specified in clauses
(i), (ii) or (iii) of this Section 7.13(b).

            To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 8.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Section 7.13.

            The indemnification provided by this Section 7.13 shall be in addition to any other rights to which any Indemnitee may be entitled under any other agreement, pursuant to any vote of the Managers, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnities.

            Any indemnification under this Section 7.13 shall be satisfied solely out of the assets of the Company and no Indemnitee shall have any recourse against any Member with respect to such indemnification.

            An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.13 merely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies, if the transaction was not otherwise prohibited by the terms of this Agreement and the conduct of the Indemnitee satisfied the conditions set forth in Section 7.13(b).

            The Company may, but shall have no obligation to, purchase and maintain insurance covering any potential liability of the Indemnitees for any actions or omissions for which indemnification is permitted hereunder, including such types of insurance (including extended coverage liability and casualty and workers' compensation) as would be customary for any person engaged in a similar business, and may name the Indemnitees as additional insured parties thereunder.

            7.15 Indemnification Procedures: Survival. Promptly after receipt by an Indemnitee of notice of the commencement of any action that may result in a claim for indemnification pursuant to Section 7.13, the Indemnitee shall notify the Company in writing within thirty (30) days thereafter; provided, however, that any omission so to notify the Company will not relieve it of any liability for indemnification hereunder as to the particular item for which indemnification may then be sought (except to the extent that the failure to give notice shall have been materially prejudicial to the Company) nor from any other liability that it may have to any Indemnitee. The Company shall have the right to assume sole and exclusive control of the defense of any claim for indemnification pursuant to Section 8.1, including the choice and direction of any legal counsel.

            An Indemnitee shall have the right to employ separate counsel in any action as to which indemnification may be sought under any provision of this Agreement and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense thereof and employ counsel within a reasonable period of time after being given the notice required above or (iii) the Indemnitee shall have been advised by its counsel that representation of such Indemnitee and other parties by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them. It is understood, however, that to the extent more than one Indemnitee is entitled to employ separate counsel at the Company's expense pursuant to clause (iii) above, the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company, unless but only to the extent the Indemnitees have actual or potential differing interests with each other.

            The Company shall not be liable for any settlement of any such action effected without its written consent, but if settled with such written consent, or if there is a final. judgment against the Indemnitee in any such action, the Company agrees to indemnify and hold harmless the Indemnitee to the extent provided above from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

            The indemnification obligations set forth in Section 7.13 and this
Section 7.14 shall survive the termination of this Agreement.

            7.16 Other Business Ventures. LOL and Farmland each agree not to directly or indirectly engage in the wholesale marketing of feed except through the Company in the United States of America or Canada (provided however that such restriction shall not apply to the sale of feed incidental to the egg production and marketing businesses of MoArk LLC or its affiliated companies) during the time it, or an entity of which it is a material owner, remains a member of the Company and for a period of four years thereafter.

            The Parties believe that the restrictive covenant contained in this
Section 7.15 is reasonable. However, if any court having jurisdiction shall at any time hereafter hold this restriction to be unenforceable or unreasonable, whether as to scope, territory or period of time specified herein, and if such court shall declare or determine the scope, territory or period of time which it deems to be reasonable, such scope, territory or period of time shall be deemed to be reduced to that declared or determined by said court to be reasonable.

            Each Party recognizes that in the event of violation of the terms of the above covenant, the other Parties will suffer irreparable damages and that it will be difficult if not impossible to compute actual damages sustained by such Parties as the result of such unauthorized competition. Therefore, the Parties agree that each Party shall be entitled to apply to a court of competent jurisdiction to enjoin any breach, threatened or actual, of the covenants contained herein.

                                  ARTICLE VIII
                          SPECIFIC VOTING REQUIREMENTS

            8.1 Business Plan. Except as provided below, the following matters will require the approval of the Managers of both Members of the Company: (i) a material change the scope of the business of the Company (ii) election to dissolve the Company; (iii) approval of the sale of all or substantially all of its assets or significant assets; (iv) requiring any additional capital contributions; (v) authorizing cash distributions of earnings of the Company to the Members including, but not limited to, distributions which are not in proportion to their respective economic interests; (vi) making any change in income tax elections or changing accounting practices from those in effect within LOL as of the Closing but only to the extent they have a material impact on Farmland; (vii) reducing the number of meetings of the members committee to less than four per calendar year, (viii) amending the Management Contract with LOL, and (ix) adoption of the annual budgets and business plans for the Company and any material amendments thereto (provided that such approvals shall be considered by all parties on a basis of being a fiduciary of the Company and shall not be unreasonably withheld, and provided further that expenditures of capital amounts in any year which do not exceed the amount of depreciation of existing assets in such year shall, by definition, be deemed to be reasonable and shall not require the approval of both Members). In the event that LOL elects to exercise the Option granted it in Section 1.1(c) of the Joint Venture Agreement between LOL and FII dated July 18, 2000 (`Joint Venture Agreement") and FII elects not to permit LOL the right to exercise the Option, the voting rights of the Managers shall immediately be revised so that, in aggregate, the voting power of the Managers appointed by a Member shall reflect the actual financial interest of such Member in the Company, and anything to the contrary in this Agreement notwithstanding, all decisions of the members committee shall thereafter be made upon a majority vote of the voting power of the Managers, provided, however, that actions listed above as items (ii), (iv), (v), (vi), and
(viii) shall require the unanimous approval of the Managers appointed by each of LOL and FII as will other actions affecting one Member or the other (as an investor in the Company) in a manner which is material, adverse, and not in proportion to the economic interests of such Member; provided, however, unanimous approval of both LOL and FII shall be required in the event any monetary distributions are to be made that are not proportional to the economic interests of each Member.


                                   ARTICLE IX
                              PERCENTAGE INTERESTS

            In exchange for the capital contribution provided for in Article X, the Members shall have the following percentage interests ("Percentage Interest"):

                        FII                30.8%

                        LOL                69.2%

                                    ARTICLE X
                         CAPITAL CONTRIBUTIONS AND LOANS

            10.1 Capital Contributions. Each Member shall make an initial aggregate contribution to the capital of the Company (together "Capital Contributions") of assets as described in the Joint Venture Agreement.

            10.2 Additional Capital Contributions.

            10.3 Time. Additional amounts may be required from the Members ("Additional Capital Contributions"), in only in accordance with the provisions of this Agreement or as approved by the Members.

            10.4 Capital Withdrawal Rights, Interest and Priority. Prior to the dissolution and termination of the Company, no Member shall be entitled to withdraw or reduce such Member's Capital Account or to receive any distributions from the Company, other than distributions as provided in Article XIV hereof. Except as provided in Article XIV, no Member shall be entitled to receive or be credited with any interest on the balance in such Member's Capital Account at any time. No Member shall have any priority over any other Member as to the return of the balance in such Member's Capital Account.

            10.5 Loans. Any Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be approved by the Managers, subject to the conflict of interest provisions set forth in this Agreement. Loans by any Member to the Company shall not be considered as contributions to the capital of the Company.

            10.6 Limited Liability. Except as otherwise provided above, no Member shall be liable for the debts, liabilities, contracts, or any other obligations of the Company. Except as otherwise provided by applicable state law or this Agreement, a Member shall be liable only to make its Capital Contributions and shall not be required to lend any funds to the Company or, after its Capital Contributions have been paid, to make any additional Capital Contributions to the Company. No Member shall have any personal liability for the repayment of any Capital Contributions of any other Member.

            10.7 Debit Balance in Capital Account. A debit balance in a Member's Capital Account, whether occasioned by distributions and withdrawals in excess of such Member's share of Company profits or by charging such Member for such Member's share of Company losses or by any other circumstance, shall not constitute a liability of such Member to the Company or to the other Members, except upon termination of the Company or liquidation of such Member's interest in the Company, as hereinafter provided.

                                   ARTICLE XI
                             TRANSFERS OF INTERESTS

            11.1 General.

                  Voluntary Sale or Transfer. No Member may sell, transfer, assign, give, mortgage, alienate, pledge, hypothecate or otherwise encumber or dispose of all or any part of such Member's Interest, voluntarily, involuntarily or by operation of law, without the unanimous written consent of all Members. Any purported encumbrance or disposition of any Interests in violation of the terms of this Agreement shall be null and void and of no effect. Notwithstanding the foregoing, FII may grant a security interest to any creditor of Farmland and may execute such documents requested by such creditor, which documents may provide for the transfer of FII's interest in the Company (whether through foreclosure or deed in lieu of foreclosure or otherwise).

                  Transfer by Legal Process. Upon any involuntary Transfer of all or any portion of the Units of a Member pursuant to a levy of execution, foreclosure of pledge, garnishment, attachment, divorce decree, bankruptcy or other legal process (or by operation of law resulting from the death, disability, liquidation, dissolution or winding up of a Member), such Member shall cease to be a Member, but any successor in title to the transferred Units shall have no right to become a Member or vote in any Company matters unless admitted as a Member by written unanimous consent of the other Members. If such successor does not become a Member, such successor shall be merely an assignee within the meaning of Section 18-702(b) of the Act.

                  Assignment of Right to Distributions. Each Member shall have the right to sell, transfer or assign, for cash, or cash and notes, by a written instrument its right to receive distributions of cash or other property from the Company; provided that any such assignment is not secured by the Interests and further provided that such an assignee shall not be substituted as a Substitute Member in place of any Member.

            11.2 Resignation and Withdrawal of Member. No Member may resign or withdraw from the Company without the unanimous written consent of the other Members.


                                   ARTICLE XII
                        ALLOCATIONS OF PROFITS AND LOSSES
                     AND OTHER TAX AND ACCOUNTING PROVISIONS

            12.1 Accounting Tax Definitions.

            "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (a) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member's share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (b) reduced by the items described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

            "Capital Accounts." A separate Capital Account shall be maintained for each Member. Each Member's Capital Account shall be (a) increased by (i) the amount of money contributed by such Member, (ii) the fair market value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, pursuant to Article XII, of Company income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (b) decreased by (i) the amount of money distributed to such Member, (ii) the fair market value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752),
(iii) allocations to such Member, pursuant to Article XII, of Company loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

            In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

            The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treas. Reg. Section 1.704-1(b) and Treas. Reg. Section 1.704-2, and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Chairman determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Regulations, the Chairman may cause such modification to be made without the consent of the Members, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. The Chairman may make any appropriate modifications to this Agreement's provisions without the consent of the Members in the event unanticipated events might otherwise cause this Agreement not to comply with Treas. Reg. Section 1.704-1(b) and Treas. Reg. Section 1.704-2.

            "Capital Asset" shall have the meaning given such term in the Code, as hereinafter defined.

            "Capital Reserve" shall mean such amount as is determined in the Business Plan to be established and maintained by the Company for use for working capital, debt service, future investments and for such other purposes as the Managers deem necessary or advisable.

            "Capital Transaction Proceeds" means any and all proceeds from (a) the sale or other disposition of a Capital Asset of the Company, or (b) the refinancing of the Company, reduced by any expenses incurred by the Company in connection with such transaction and Company liabilities paid in connection with such transaction.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Company Minimum Gain" shall have the same meaning as partnership minimum gain set forth in Treas. Reg. Section 1.704-2(d)(1).

            "Credits" means all investment tax credits or other business tax credits allowed by the Code with respect to activities of the Company or its assets.

            "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;


            (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; and (ii) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

            (c) If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Income and Losses.

            "Income" and "Loss" means, respectively, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (a) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) shall be included in taxable income or loss; (b) tax exempt income shall be added to taxable income or loss; (c) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss shall be subtracted; (d) taxable income or loss shall be adjusted to reflect any item of income or loss specifically allocated to a Member, and (e) income shall include any patronage dividends received by the Company.

            "Member Minimum Gain" shall have the same meaning as the term "partner nonrecourse debt minimum gain" as set forth in Treas. Reg. Section 1.704-2(i)(3).

            "Member Nonrecourse Debt" shall have the same meaning as partner nonrecourse debt set forth in Treas. Reg. Section 1.704-2(b)(4).

            "Member Nonrecourse Deductions" shall have the same meaning as partner nonrecourse deductions set forth in Treas. Reg. Section 1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treas. Reg. Section 1.704-2(i)) reduced (but not below zero) by the aggregate amount of any distributions made during the fiscal year proceeds of Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain determined in accordance with Treas. Reg. Section 1.704-2(i).

            "Net Cash Flow" of the Company shall be determined for each Company fiscal year in accordance with sound, cash basis accounting principles, and shall consist of (a) all cash receipts of the Company during such year, from whatever source, whether or not taxable (excluding Capital Transaction Proceeds and Capital Contributions by Members), plus (b) any cash that becomes available during such year by reason of a reduction in the working Capital Reserve of the Company referred to below, less (c) all cash expenditures as provided for in the Business Plan for such fiscal year and cash losses of the Company during such year, whether capital or current, tax deductible or nondeductible (excluding only distributions to Members), and less (d) any additions during such year to the Company's working Capital Reserve as approved by all Members.

            "Nonrecourse Deduction" shall have the same meaning as nonrecourse deductions set forth in Treas. Reg. Section 1.704-2(c). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase, if any, in the amount of Company Minimum Gain, determined according to the provisions of Treas. Reg. Section 1.704-2(d), during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to the increased in Company Minimum Gain, determined in accordance with Treas. Reg. Section 1.704-2(c) and (h).

            "Nonrecourse Liability" means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treas. Reg.
Section 1.752-1(a)(2) and 1.752-2.

            "Regulations" mean Treasury Regulations issued pursuant to the Internal Revenue Code of 1986, as amended.

            12.2 Allocation of Income and Losses. Except as provided in Sections
12.3 through 12.13 hereof, all income and loss for any fiscal year of the Company shall be allocated to the Members in proportion to their Percentage
Interests:

            12.3 Other Allocation Rules.

                  For purposes of determining the Income, Losses, or any other items allocable to any period, Income, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managers using any permissible method under Code Section 706 and the Regulations thereunder.

                  Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Income or, Losses, as the case may be, for the year.

                  The Members are aware of the income tax consequences of the allocations made by this Article XII and hereby agree to be bound by the provisions of this Article XII in reporting their shares of Company income and loss for income tax purposes.

            12.4 Minimum Gain Chargeback. Notwithstanding any other provision of this Article XII, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in that Member's share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the "Minimum Gain Chargeback Requirement"). A Member's share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member's percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (1) the Member's share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (2) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member's share of the net decrease in Company Minimum Gain results from the repayment; or (3) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

            A Member's share of Company Minimum Gain shall be computed in accordance with Treasury Regulation Section 1.704-2(g) and as of the end of any Company taxable year shall equal: (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Debt allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member's aggregate share of net decrease in Company Minimum Gain plus that Member's aggregate share of decreases resulting from revaluations of Property subject to Nonrecourse Debts. In addition, a Member's share of Company Minimum Gain shall be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation Section 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member's predecessor in interest shall be taken into account.

            12.5 Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article XII other than Section 12.5, if there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of the Member Minimum Gain (determined under Treasury Regulation
Section 1.704-2(i)(5) as of the beginning of the year) shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member's share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation Section 1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member's share of Company Minimum Gain.

            12.6 Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg.
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Member's Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 12.6 shall be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this Article XII have been made.

            12.7 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Members in proportion to their respective Percentage Interest.

            12.8 Member Nonrecourse Deductions. Any Member Nonrecourse Deduction shall be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. Section 1.704-2(i).

            12.9 Curative Allocations. Any special allocations of items of income, gain, deduction or loss pursuant to Sections 12.4, 12.5, 12.6, 12.7,
12.8 and 12.10 shall be taken into account in computing subsequent allocations of income and gain pursuant to this Article XII, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this
Article XII shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this
Article XII if such adjustments, allocations or distributions had not occurred. No allocations pursuant to Sections 12.4 and 12.5 shall be made prior to the Company taxable year during which there is a net decrease in Company Minimum Gain or Member Minimum Gain, respectively. In addition, allocations pursuant to this Section 12.9 with respect to Nonrecourse Deductions in Section 12.7 and Member Nonrecourse Deductions in Section 12.8 shall be deferred to the extent the Members reasonably determine that such allocations are likely to be offset by subsequent allocations of Company Minimum Gain or Member Minimum Gain, respectively.

            12.10 Loss Allocation Limitation. Notwithstanding the other provisions of this Article XII, unless otherwise agreed to by the Managers, no Member shall be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

            12.11 Share of Nonrecourse Liabilities. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treas. Reg. Section 1.752-3(a)(3), each Member's interest in Company Income is equal to its respective Applicable Percentage Interests.

            12.12 Compliance with Regulation. The foregoing provisions are intended to comply with Treas. Regs. Sections 1.704-1(b), 1.704-2 and 1.752-l through 1.752-5, and shall be interpreted and applied in a manner consistent with such Regulations. In the event it is determined by the Managers that it is prudent or advisable to amend this Agreement in order to comply with such regulations, the Managers are empowered to amend or modify Sections 12.4 through 12.11 of this Agreement notwithstanding any other provision of this Agreement.

            12.13 Tax Allocations: Code Section 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

            In the event the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

            The Members hereby agree that elections and other decisions relating to such allocations shall be made by the Managers in a manner that reasonably reflects the intent and purpose of this Agreement. Allocations pursuant to this
Section 12.13 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Income, Losses, other items or distributions pursuant to any provisions of this Agreement.


                                  ARTICLE XIII
                                  DISTRIBUTIONS

            13.1 Net Cash Flow. Net Cash Flow, if any, shall be distributed, at such times as the Managers may determine to the Members in proportion to the Interests owned by such Member.

            13.2 Capital Transactions Proceeds. Capital transactions proceeds shall be distributed, at such times as the Managers may determine to the Members in proportion to the Percentage Interests of each Member.

            13.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members for all purposes under this Agreement.


                                   ARTICLE XIV
                           DISSOLUTION AND TERMINATION

            14.1 Events Causing Dissolution. The Company shall be dissolved upon the unanimous written agreement of the Members to dissolve.

            14.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Managers shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Managers shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining a fair market value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 15.3 below, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

            14.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company, after providing for the payment of all liabilities, shall be applied and distributed in the order of priority set forth in Article XIII.


                                   ARTICLE XV
                                  MISCELLANEOUS

            15.1 Amendments. Except as otherwise provided herein, this Agreement shall not be modified or amended in any manner other than by the unanimous written agreement of the Members.

            15.2 Title to Assets. Title to all other assets acquired by the Company shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in any other assets of the Company, except indirectly by virtue of such Member's ownership of an Interest. No Member shall have any right to seek or obtain a partition of the real property or other assets of the Company, nor shall any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

            15.3 Nature of Interest in the Company. A Member's Interest shall be personal property for all purposes.

            15.4 Organizational Expenses. The Company shall pay all organizational expenses incurred in connection with the creation and formation of the Company. Such expenses may be paid directly by the Company or may be reimbursed by the Company to the Members.

            15.5 Office. Except for the Notices required by Articles VI and VII which shall be governed by those Sections, all notices or other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, telegraphed, telecopied. (facsimile) or telexed or sent by registered, certified or express mail, postage prepaid as hereinafter provided. Any such notice or other communication, if mailed by prepaid first class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day, as hereinafter defined, after the postmarked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand, shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section. In the event of a general discontinuance of postal service due to strike, lockout or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this Section. Notice and other communications shall be addressed as follows:

      IF TO FII:

            Mr. Robert Honse
            Farmland Industries, Inc.
            3315 North Oak Trafficway
            P.O. Box 7305, Dept. 65
            Kansas City, Missouri 64116-0005

      With a copy to:

            Robert Terry, Esq.
            Farmland Industries, Inc.
            3315 North Oak Trafficway
            P.O. Box 7305, Dept. 62
            Kansas City, Missouri 64116-0005

      IF TO LAND O' LAKES

            Mr. Duane Halverson
            Land O' Lakes, Inc.
            P.O. Box 64101
            St. Paul, Minnesota  55164-0101

      With a copy to:

            John Rebane, Esq.
            Land O'Lakes, Inc.
            P.O. Box 64101
            St. Paul, Minnesota  55164-0101




For the purposes hereof, "Business Day" means any day, other than Saturday, Sunday or any statutory holiday.

            15.6 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such

            15.7 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company. other Member in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder; provided, however, that WECO is an intended third party beneficiary of this Agreement and shall have the right to enforce this Agreement directly against the Company.

            15.8 Entire Agreement. This Agreement (together with the Certificate of Formation) contains the entire agreement between the Members relative to the formation, operation and continuation of the Company, and this Agreement shall not be altered, modified or changed except by a written document duly executed by all parties hereto at the time of such alteration, modification or change.

            15.9 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

            15.10 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable by any of the parties.

            15.11 Governing. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to conflict of law.

            15.12 Jurisdiction. Each Member hereby irrevocably submits itself to the jurisdiction of the States of Missouri or Minnesota, and to the jurisdiction of the Federal District Courts for the District of Jackson County, Missouri or Ramsey County, Minnesota, for the purpose of any suit, action, or other proceeding arising out of or relating to this Agreement. Each Member hereby agrees that it will not bring or file any suit, action, or other proceeding arising out of or relating to this Agreement in a venue other than the two listed above.

            15.13 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

            15.14 Headings. The headings of the Articles, Sections and Subsections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

            15.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

            15.16 Interpretation. Words of the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                  REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

                                    LAND O'LAKES, INC.


                                    By:   /s/ John E. Gherty
                                        --------------------------------------
                                    Print Name  John E. Gherty
                                              --------------------------------
                                    Title President & Chief Executive Officer
                                         -------------------------------------



                                    FARMLAND INDUSTRIES, INC.


                                    By:   /s/ Robert W. Honse
                                        --------------------------------------
                                    Print Name  Robert W. Honse
                                              --------------------------------
                                    Title President & Chief Executive Officer
                                         -------------------------------------

                               FIRST AMENDMENT TO
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                         LAND O'LAKES FARMLAND FEED LLC


      This FIRST AMENDMENT to LIMITED LIABILITY COMPANY AGREEMENT is made and entered into as of September __, 2000 (this "Amendment"), by and between Farmland Industries, Inc., a Kansas cooperative corporation ("FII"), and Land O'Lakes, Inc., a Minnesota cooperative corporation ("LOL").

      WHEREAS, FII and LOL were parties to a certain Limited Liability Company Agreement, dated September 1, 2000 (the "Agreement") and are all the Members of the company thereby created; and

      WHEREAS, the parties desire to amend the Agreement as set forth herein.

      NOW, THEREFORE, in consideration of the promises set forth herein, and in the Agreement, the parties agree as set forth below:

                                    SECTION I

                               EFFECT ON AMENDMENT

      This Amendment amends the Agreement. The parties agree that the terms set forth below shall be deemed effective as of the date hereof. The terms of this agreement shall govern in the event of any conflict with the terms of the Agreement. Except as amended herein, the Agreement shall remain in full force and effect and shall be incorporated herein and made a part hereof by reference. By its execution of this Amendment, the parties affirm all of the representations, warranties, covenants and terms of the Agreement, and confirm the accuracy or compliance of such provisions as if entered into as of the date of this Amendment.



                                   SECTION II

                           AMENDED TRANSFER PROVISIONS

The first two paragraphs of Section 11.1 of the Agreement are hereby amended in their entirety to be as follows:


      Voluntary Sale or Transfer. No Member may sell, transfer, assign, give, mortgage, alienate, pledge, hypothecate or otherwise encumber or dispose of all or any portion of such Member's Interest, voluntarily, involuntarily or by operation of law, without the unanimous written consent of all Members. Any purported encumbrance or dispositions of any Interest in violation of the terms of this Agreement shall be null and void and of no effect. Notwithstanding the foregoing, any Member may (a) pledge and grant a security interest in it's Interest to any of its creditors, and (b) may execute such documents requested by such creditor, which documents may provide for the transfer of such Member's Interest in the Company to such creditor, or a third party designated by such creditor, through (i) foreclosure, (ii) a transfer in lieu of foreclosure, or (iii) any sale by such creditor to a third party following creditor's foreclosure or a transfer in lieu of foreclosure.

      Transfer by Legal Process. Upon involuntary transfer of all or any portion of a Member's Interest in the Company pursuant to a levy of execution, foreclosure of pledge, transfer in lieu of foreclosure, garnishment, attachment, divorce decree, bankruptcy or other legal process (or by operation of law resulting from the death, disability, liquidation, dissolution or winding up of a Member), such Member shall cease to be a member, but any successor in title to the transferred Interest shall have no right to become a Substitute Member or vote in any Company matters unless admitted as a Substitute Member by unanimous written consent of the other Members. Notwithstanding the foregoing, upon transfer of a Member's Interest through foreclosure, a transfer in lieu of foreclosure, or sale to a third party after a lender's foreclosure or transfer to a lender in lieu of foreclosure, such successor in title to the transferred Interest shall, upon written request, become a Substitute Member in place of such Member and shall have the right to vote in all Company matters if the other Member (or in the event that there is more than one other Member, then the Company) was provided either:

      (a) notice of a foreclosure sale to be conducted on an open-bid auction basis, but the other Member (or Company) did not submit the winning bid, or


      (b) a prior written right of first refusal, which right of first refusal must be accepted by the other Member (or Company) in writing within 30 days of receipt and which, if accepted, must close within 45 days of receipt, to acquire the transferring Member's Interest (i) in the case of a lender submitting a written request to become a Substitute Member, upon substantially the same economic terms as such lender who acquired the Interest in foreclosure or through a transfer in lieu of foreclosure or
      (ii) in the case of a request by or on behalf of a third party purchaser to become a Substitute Member, upon substantially the same economic terms as such third party purchaser who either purchased the Interest in foreclosure or acquired the Interest through a transfer from a lender who owned the Interest as the result of a transfer in lieu of foreclosure; but, the other Member (or Company) did not properly exercise such right of first refusal and acquire the Interest on such terms.


If such successor does not become a Substitute Member, such successor shall be merely an assignee within the meaning of Section 18-702(b) of the Act.

                                   SECTION III


                                  COUNTERPARTS

This Amendment may be executed in several counterparts, each of which will be considered an original and all of which will constitute and one and the same document. This Amendment will become binding only when each party hereto has executed and delivered to the others one or more such counterparts. Proving the execution and contents of this document against a party may be done by producing any copy of this Amendment signed by that party.



      IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.





FARMLAND INDUSTRIES, INC.                 LAND O'LAKES, INC.





By: /s/ Robert Terry                      By: /s/ John Rebane
   --------------------------------          ----------------------------------

                  SECOND AGREEMENT TO MODIFY PERCENTAGE INTEREST

      This AGREEMENT to Modify Percentage Interest ("Agreement") is made and entered into the 15th day of June, 2001, by and between Land O'Lakes, Inc. ("LOL") and Farmland Industries, Inc. ("Farmland").

      WHEREAS, pursuant to a Joint Venture Agreement dated July 18, 2000, ("Joint Venture Agreement") and corresponding Limited Liability Company Agreement of Land O'Lakes Farmland Feed LLC dated September 1, 2000 ("Operating Agreement"), the parties formed Land O'Lakes Farmland Feed LLC (the "Company") and subsequently have been operating the Company.

      WHEREAS, as set forth in Article I of the Joint Venture Agreement and
Article IX of the Operating Agreement as amended by that Agreement to Modify Percentage Interest dated March 20, 2001, LOL currently owns a 70.38% financial interest (or Percentage Interest) and Farmland currently owns a 29.17% financial interest in the Company.

      WHEREAS, the parties have determined that an error in the calculation of the earnings attributable to the Farmland Contributed Assets resulted in an overvaluation of the Farmland Contributed Assets and a higher allocation of Percentage Interest to Farmland than the parties believe to have been warranted.

      WHEREAS, in order to remedy the over-allocation of Percentage Interest to Farmland and the under-allocation of Percentage to LOL, Farmland and LOL desire to increase LOL's financial interest (Percentage Interest) in the Company.

  In consideration of the foregoing recitals which are incorporated herein and made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions and conveyance herein contained, the parties hereby agree as follows:


      1. Definitions. Terms not defined herein shall have the meaning ascribed to them in the Joint Venture Agreement and/or the Operating Agreement.

      2. Increase in LOL's Financial (Percentage) Interest. In recognition of the mutual mistake in calculations and in consideration of each others respective desires to correct the financial interest ownership to reflect the percentages resulting from the corrected calculations, LOL and Farmland hereby agree that LOL's financial interest or Percentage Interest in the Company shall increase by 2.87 percentage points. Therefore, as of the Effective Date, LOL's financial interest or Percentage Interest in the Company shall be 73.7% and Farmland's financial interest or Percentage Interest shall be 26.3%.

      3. Effective Date. The parties agreed that the effective date of this change in their respective financial interest or Percentage Interest in the Company shall be October 1, 2000("Effective Date"). This change shall be effected in June by decreasing

         Farmland's allocation of the Company's June earnings by $159,821 (2.87% of the Company's earnings from inception through May 31, 2001) and increasing LOL's allocation of the Company's June earnings by $159,821.

      4. Waiver of Appraisal. The parties recognize that Section 1.7 of the Joint Venture Agreement gives Farmland the right to participate on a pro rata basis in the funding of the purchases referenced above. The parties agree that Farmland has elected not to so participate. Further, said Section calls for an appraisal process to accurately reflect the value of such contributions. The parties hereby agree to waive such appraisal process in this instance and agree to be bound by the terms hereof, which each party acknowledges to be fair and accurate.

      5. Authorization; No Conflicts. Each of the parties hereby represent and warrant to the other party that it is fully authorized to enter into this Agreement and that no consent from any other party is necessary. The execution and performance of this Agreement shall not cause either party to be in default under any other agreement it may have with any other party.

      6. Further Assurances. The parties agree to execute any and all documents necessary to implement the full terms and conditions of this Agreement and shall take all action necessary to cause the change in their respective financial interest or Percentage Interest to be reflected in the books and records of the Company. Should any party fail or refuse to sign such documents or take such action, the non-defaulting party may, at its option, seek a decree of specific performance to compel such action.

      7. Complete Agreement. This instrument sets forth the entire agreement between the parties relative to the subject matter herein and supercedes all previous understandings and agreements of the parties relative to the subject matter herein. Modification or amendment of any of the provision of this agreement shall not be valid unless signed by the party against which enforcement is sought.


      IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this agreement as of the day and year first above written.

LAND O'LAKES, INC.                              FARMLAND INDUSTRIES, INC.


By:   /s/ John E. Gherty                        By:   /s/ Robert W. Honse
    --------------------------------                --------------------------------
Print Name:  John E. Gherty                     Print Name:  Robert W. Honse
             -----------------------                        ------------------------
Its: President & Chief Executive Officer        Its: President & Chief Executive Officer
     ------------------------------------            -----------------------------------

                   THIRD AMENDMENT MODIFYING ECONOMIC INTEREST

      This Amendment Modifying Economic Interest ("Agreement") is made and entered into the 15th day of June, 2001, by and between Land O'Lakes, Inc. ("LOL") and Farmland Industries, Inc. ("Farmland").

      WHEREAS, pursuant to a Joint Venture Agreement dated July 18, 2000, ("Joint Venture Agreement") and corresponding Limited Liability Company Agreement of Land O'Lakes Farmland Feed LLC dated September 1, 2000 ("Operating Agreement"), the parties formed Land O'Lakes Farmland Feed LLC (the "Company") and subsequently have been operating the Company.

      WHEREAS, as set forth in Article I of the Joint Venture Agreement and
Article IX of the Operating Agreement, LOL initially owned a 69.2% financial interest (or Percentage Interest) and Farmland initially owned a 30.8% financial interest in the Company and those interests have respectively been amended to 73.7% and 26.3% by the agreements entered into by LOL and Farmland.

      WHEREAS, LOL intends to acquire property at a cost of several hundred million dollars and to contribute the same to the Company as additional contributed capital for purposes of permitting the desired expansion of the Company ("Expansion Assets").

      WHEREAS, Farmland, though it agrees with the desired expansion of the Company, does not wish to provide additional capital.

      WHEREAS, the parties desire to modify the nature of the respective Percentage Interests of LOL and Farmland in the Company to accommodate the significantly changing capital contributions of the parties.

   In consideration of the foregoing recitals which are incorporated herein and made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions and conveyance herein contained, the parties hereby agree as follows:


      1. Definitions. Terms not defined herein shall have the meaning ascribed to them in the Joint Venture Agreement and/or the Operating Agreement.

      2. Modification of Percentage Interests. In consideration of LOL's contribution of the Expansion Assets, LOL and Farmland hereby agree that LOL's financial interest or Percentage Interest in the Company shall increase by 18.3 percentage points. Therefore, as of the Effective Date, LOL's financial interest or Percentage Interest in the Company shall be 92% and Farmland's financial interest or Percentage Interest shall be 8%.

      3. Special Provisions for Farmland Allocation. Although Farmland following the Effective Date would otherwise receive an allocation of 8% of the profits and losses of the Company, for the period commencing on the Effective Date and ending on the last day of the third full or partial calendar month thereafter ("Protected Period'), Farmland shall, with respect to such month, be allocated with respect to each such month the greater of 8% of the actual profit attributable to such month or $833,333.33. For the months of such year, Farmland shall be allocated 8% of such monthly earnings if the Effective Date occurs prior to such month and 26.3% of such monthly earnings if the Effective Date occurs during or after such month. It is intended that Farmland shall be guaranteed a minimum level of return for the Protected Period. It is further intended that Farmland shall not experience any diminished distribution or share of profits as an eight percent (8%) owner for any period outside the Protected Period as a result of the guaranteed return provided to Farmland during the Protected Period. For other months of such year, Farmland shall be allocated 8% of such annual earnings divided by twelve if the Effective Date occurs prior to such month and 26.3% of such annual earnings divided by twelve if the Effective Date occurs during or after such month. As of the both the commencement and ending dates of the Protected Period, such amount of the allocated profits and losses of the Company as have been allocated to LOL and Farmland as is in excess of their respective 92% or 8% Percentage Interests shall be reflected not as Percentage interest in the Company or as part of the Capital Account but rather as a non-interest bearing debt which shall be retired prior to the payment of any amounts of other allocations.

      4. Amendment of Operating Agreement and Joint Venture Agreement. The following sentence is hereby added to the end of Section 8.1 of the Operating Agreement and the end of Section 1.6 of the Joint Venture
         Agreement: "Notwithstanding anything in this Section to the contrary, each of the parties hereto approves of, and no further approval of any Manager of any Member shall be necessary to authorize, the sale of any of the feed mills or other assets comprising any of the Expansion Assets or of any existing assets of the Company made redundant or unnecessary by the Company's direct or indirect ownership of the Expansion Assets.

      5. Effective Date. The parties agree that the effective date of this change in their respective financial interest or Percentage Interest in the Company shall be the day and year the Expansion Assets are contributed to the Company by LOL ("Effective Date").

      6. Waiver of Appraisal. The parties recognize that Section 1.7 of the Joint Venture Agreement gives Farmland the right to participate on a pro rata basis in the funding of the purchases referenced above. The parties agree that Farmland has elected not to so participate. Further, said Section calls for an appraisal process to accurately reflect the value of such contributions. The parties hereby agree to waive such appraisal process in this instance and agree to be bound by the terms hereof, which each party acknowledges to be fair and accurate.

      7. Authorization; No Conflicts. Each of the parties hereby represent and warrant to the other party that it is fully authorized to enter into this Agreement and that no consent from any other party is necessary. The execution and performance of this Agreement shall not cause either party to be in default under any other agreement it may have with any other party.

      8. Further Assurances. The parties agree to execute any and all documents, including but not limited to amendments of the Operating Agreement and the Joint Venture Agreement, necessary to implement the full terms and conditions of this Agreement and shall take all action necessary to cause the change in their respective financial interest or Percentage Interest to be reflected in the governing agreements, books and records of the Company. Should any party fail or refuse to sign such documents or take such action, the non-defaulting party may, at its option, seek a decree of specific performance to compel such action.


      IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this agreement as of the day and year first above written.

LAND O'LAKES, INC.                             FARMLAND INDUSTRIES, INC.


By:  /s/ John E. Gherty                        By:  /s/ Robert W. Honse
   -------------------------------------          -------------------------------------

Its: President & Chief Executive Officer       Its: President & Chief Executive Officer
    ------------------------------------           ------------------------------------

                  FOURTH AMENDMENT MODIFYING ECONOMIC INTEREST

      This Amendment Modifying Economic Interest ("Fourth Amendment") is made and entered into the 12th day of October, 2001, by and between Land O'Lakes, Inc. ("LOL"), LOL Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of LOL, and Farmland Industries, Inc. ("Farmland").

      WHEREAS, pursuant to a Joint Venture Agreement dated July 18, 2000, ("Joint Venture Agreement") and corresponding Limited Liability Company Agreement of Land O'Lakes Farmland Feed LLC dated September 1, 2000 ("Operating Agreement"), the parties formed Land O'Lakes Farmland Feed LLC (the "Company") and subsequently have been operating the Company.

      WHEREAS, as set forth in Article I of the Joint Venture Agreement and
Article IX of the Operating Agreement, LOL initially owned a 69.2% financial interest (or Percentage Interest) and Farmland initially owned a 30.8% financial interest in the Company and those interests have respectively been amended to 73.7% and 26.3% by the agreements entered into by LOL and Farmland.

      WHEREAS, LOL had intended to directly acquire property consisting of all the shares of stock of Purina Mills, Inc. at a cost of several hundred million dollars and to contribute the same to the Company as additional contributed capital for purposes of permitting the desired expansion of the Company and, as reflected in the Third Amendment Modifying Economic Interest dated June 15, 2001 ("Third Amendment"), in consideration for the contribution of the such stock was to receive an additional economic interest in the Company increasing its Percentage Interest in the Company by 18.3 percentage points.

      WHEREAS, the acquisition of the such stock is to be by LOL Holdings II, Inc. and not by LOL directly.

      WHEREAS, LOL Holdings II, Inc. intends, following the acquisition of such stock, to convert Purina Mills, Inc. from a Delaware corporation to a Delaware limited liability company and to contribute its entire limited liability company interest in such limited liability company (the "Expansion Assets") to the Company following such conversion.

      WHEREAS, the parties desire to modify the nature of the respective Percentage Interests of LOL, Farmland, and LOL Holdings II, Inc. to reflect the revised capital contributions of the parties and to alter the Management Committee of the Company by reducing by one the number of directors to be appointed directly by LOL from time to time while increasing by one the number of directors to be appointed directly by LOL Holdings II, Inc. from time to time.

   In consideration of the foregoing recitals which are incorporated herein and made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions and conveyance herein contained, the parties hereby agree as follows:

      1. Definitions. Terms not defined herein shall have the meaning ascribed to them in the Joint Venture Agreement and/or the Operating Agreement.

      2. Amendment of Operating Agreement. The Operating Agreement is hereby amended in the following particulars:

         a) LOL Holdings II, Inc. is added as a Member of the Company and as a party to the Operating Agreement and shall sometimes be referred to therein as "Holdings".

         b) Section 7.1 is amended to read as follows:
            7.1 Election of Managers. Except as provided below, FII shall have the right to designate two (2) Managers for the Company and LOL and Holdings shall each have the right to designate one (1) Manager for the Company (each a "Manager" and collectively the "Managers"). Each Manager shall hold office until such Manager's successor has been designated by the Member by whom such Manager was designated or until such Manager's earlier death, resignation or removal. As of the Effective Date of the Fourth Amendment Modifying Economic Interest, the managers appointed by FII shall be Bob Honse and Mike Sweat; the manager appointed by LOL shall be Duane Halverson; and the manager appointed by Holdings shall be Jim Wahrenbrock.

         c) Article IX is amended to read as follows:
            As of the Effective Date of the Fourth Amendment Modifying Economic Interest, the Capital Accounts and percentage interests ("Percentage Interest") of each of the Members shall be adjusted respectively to reflect the following:

                        FII                 8.0%

                        LOL                39.8%

                        Holdings           52.2%


      3. Special Provisions for Farmland Allocation Unaffected. The special provisions for Farmland adopted in Paragraph 3 of the Third Amendment shall remain in force and are not affected by this Fourth Amendment.

      4. Effective Date. The parties agree that the effective date of this Fourth Amendment shall be the day and year the Expansion Assets are contributed to the Company by Holdings ("Effective Date").

      5. Waiver of Appraisal. The parties recognize that to the extent Section
         1.7 of the Joint Venture Agreement gives Farmland the right to participate on a pro rata basis in the funding of the purchases referenced above, Farmland has elected not to so participate. Further, said Section calls for an appraisal process to accurately reflect the value of such contributions. The parties hereby agree to waive such appraisal process in this instance and agree to be bound by the terms hereof, which each party acknowledges to be fair and accurate.

      6. Authorization; No Conflicts. Each of the parties hereby represent and warrant to the other party that it is fully authorized to enter into this Agreement and that no consent from any other party is necessary. The execution and performance of this Agreement shall not cause either party to be in default under any other agreement it may have with any other party.

      7. Further Assurances. The parties agree to execute any and all documents, including but not limited to amendments of the Operating Agreement and the Joint Venture Agreement, necessary to implement the full terms and conditions of this Agreement and shall take all action necessary to cause the change in their respective financial interest or Percentage Interest to be reflected in the governing agreements, books and records of the Company. Should any party fail or refuse to sign such documents or take such action, the non-defaulting party may, at its option, seek a decree of specific performance to compel such action.


      IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this agreement as of the day and year first above written.

LAND O'LAKES, INC.                        FARMLAND INDUSTRIES, INC.


By:  Daniel E. Knutson                    By:  John Berardi
   --------------------------                --------------------------------


Its: Chief Financial Officer              Its: Executive Vice President
    -------------------------                 -------------------------------


LOL HOLDINGS II, INC.


By:  /s/ Duane Halverson
   --------------------------

Its: President
    -------------------------